Exhibit 10.8

RESTRICTED STOCK UNIT AWARD AGREEMENT

AGREEMENT (the “Agreement”) made as of the 2nd day of July, 2012 (the “Grant Date”) by and between McGraw-Hill Education, Inc., a Delaware corporation (“MHE”), and Lloyd G. Waterhouse (the “Executive”).

WHEREAS, the Executive has entered into an employment agreement, dated June 6, 2012 (the “Employment Agreement”), with MHE, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc., a New York corporation (“The McGraw-Hill Companies”), that provides for his employment as the Chief Executive Officer of MHE;

WHEREAS, part of the consideration to be provided to the Executive under the Employment Agreement is an award of cash-settled restricted stock units (the “Units”), initially valued in reference to a number of shares of common stock $1.00 par value, of The McGraw-Hill Companies (the “Stock”), which Units (the “Award”) are to be granted on the terms specified below;

WHEREAS, the Board of Directors of The McGraw-Hill Companies has designated the Compensation and Leadership Development Committee of the Board (the “Committee”) to administer the executive compensation programs of The McGraw-Hill Companies and its subsidiaries, such as MHE;

WHEREAS, the Committee has approved the grant of the Units to the Executive on the terms set forth herein; and

WHEREAS, the Executive is accepting the Award subject to the terms and conditions set forth below:

1. Grant of Award. MHE hereby grants to the Executive 88,535 Units, each of which initially represents the right to receive a cash payment in an amount equal to the “Fair Market Value” (as defined in Section 13 below) of one share of Stock, subject to the terms and conditions hereinafter set forth. As of the Grant Date, the aggregate Fair Market Value of the Units granted hereunder (based on the corresponding value of the underlying shares of Stock) shall be $4 million (prior to rounding to the nearest whole Unit).

2. Restrictions. The restrictions on the Units covered by this Award shall lapse and such Units shall vest in installments (“Installments”) on the applicable “Maturity Dates” set forth below, provided, that, for any given Installment, the Executive remains an employee of MHE until the applicable Maturity Date (except as expressly contemplated in Sections 5 and 7 below).

Installment	Maturity Date
1/3 of the Award 1/3 of the Award 1/3 of the Award	First Anniversary of Effective Date Second Anniversary of Effective Date Third Anniversary of Effective Date

3. Payment Following Maturity Date of Award. Subject to Section 5 below, if the Executive remains an employee of MHE through the Maturity Date relating to any given Installment of the Award, the Units covered by such Installment shall become unrestricted and fully vested on such Maturity Date, and shall be converted into cash based on their Fair Market Value on the Maturity Date and such cash shall be delivered by MHE to the Executive within three business days following such Maturity Date. Before any payments are delivered by MHE to the Executive pursuant to the terms of this Agreement, MHE shall withhold Social Security, Federal income tax, and (where applicable) state and local income taxes to the extent that it is required by law to do so.

4. Termination for Cause; Resignation without Good Reason. If the Executive’s employment with MHE is terminated (a) by MHE for Cause or (b) on account of his resignation from employment without Good Reason (or without a deemed Good Reason, as set forth in Section 5(c) below) prior to the Maturity Date for any given Installment of the Award, the Executive shall forfeit the right to the Units covered by such Installment and any subsequent Installment.

5. Termination without Cause; Resignation for Good Reason; Non-Renewal. If the Executive’s employment with MHE (a) is terminated by MHE without Cause, (b) terminates on account of his resignation from employment for Good Reason, (c) terminates on account of a resignation deemed to be Good Reason under Section 4(c) of the Employment Agreement, or (d) is not continued following the expiration of the Term on account of MHE and the Executive failing to mutually agree upon the Executive’s continued employment and the terms thereof (each event described in clauses (a)-(d), a “Vesting Event”), prior to the Maturity Date for any given Installment of the Award, all of the Units covered by such installment and all other Units that had not previously become vested shall become fully vested on the date of the occurrence of such Vesting Event and converted to the right to receive a cash payment based upon the Fair Market Value of such Units on the date of the occurrence of the Vesting Event. Any such cash payment to Executive shall be made by MHE on the sixtieth day following the Vesting Event, subject to the Executive’s execution of and delivery to MHE, within 30 days following the date of his termination of employment, a general release of claims in substantially the form attached as Exhibit C to the Employment Agreement (provided the Company furnishes to the Executive an execution copy thereof within seven days following the date of his termination of employment) and the release has become effective and irrevocable in its entirety.

6. Death; Disability. In the event of the death or Disability of the Executive while employed by MHE, the Executive shall receive payment of a pro rata portion of the Award. The pro rata portion of the Award to be paid to the Executive in the event of his death or Disability shall be based upon the number of Units determined in accordance with the formula [(A x B) – C], where “A” is the number of Units specified in Section 1; “B” is the number of days elapsed from the Effective Date through and including the date of termination of employment due to death or Disability divided by 1,095; and “C” is the number of Units subject to the Award for which the Maturity Date or Maturity Dates have previously occurred. The Units determined in accordance with the previous sentence shall be converted into cash based on their Fair Market Value on the date of the Executive’s termination of employment due to death or Disability, as the case may be, and such cash shall be delivered by MHE to the Executive (or in the event of his death, to his estate) within 30 days following such date of termination of employment, subject to applicable tax withholding requirements. The Executive shall forfeit as of the date of termination of employment due to death or Disability the right to any then outstanding Units not vested and settled in accordance with this Section 6.

7. Effects of a Transaction. In the event (i) of the occurrence of a Transaction and (ii) the Executive has been continuously employed by MHE through the closing date of the Transaction, then, anything in this Agreement to the contrary notwithstanding, any outstanding Units for which the Maturity Date has not then occurred shall vest as to 100% of such Units immediately prior to the closing date of the Transaction. The value of each of the Units shall convert to a fixed cash amount based on the average Fair Market Value of one share of Stock for the five trading days prior to the closing date of the Transaction, and MHE shall pay the aggregate value (plus any then credited dividend equivalents) of all such Units to the Executive in two equal installments: (i) the first installment shall be paid in a cash lump sum on the closing date of the Transaction and immediately prior to the closing of such Transaction and (ii) the second installment shall be paid in a cash lump sum on the first anniversary of the closing date of the Transaction, in each case, less all applicable withholding.

8. Voting and Dividend Rights. The Executive shall not have the right to vote the shares of common stock underlying the Units. In the event that an ordinary cash dividend is declared with respect to the shares of common stock underlying Units that have not been previously settled or forfeited in accordance with this Agreement on or prior to the time such dividend is declared, MHE shall credit to the account of the Executive on the payment date for such dividend a cash dividend equivalent amount equal to the amount of the dividend that would have been paid to the Executive if he was the owner of the underlying shares of common stock. Such cash amount shall be subject to the vesting, forfeiture and payment terms applicable to the corresponding Unit and (i) shall be forfeited, if the corresponding Unit is forfeited in accordance with the terms of this Agreement, and (ii) shall be paid (without interest or accretion), if and when the corresponding Unit is settled through payment to the Executive in accordance with the terms of this Agreement. MHE shall make an appropriate equitable adjustment to the Award to take into account any extraordinary dividend or other change in capitalization (other than a Transaction) affecting the common stock underlying the Units so as to preserve the relative economic value of the Award to the Executive immediately before and after such extraordinary dividend or change in capitalization.

9. Transfer Restrictions; Successors and Assigns. This Award is nontransferable by the Executive, and may not be transferred, sold, assigned, pledged or hypothecated by him. Any attempt to effect any of the foregoing shall be null and void. This Agreement shall be binding upon and inure to the benefit of any successors to or assigns of MHE (provided that MHE shall not assign this Agreement except as incident to a reorganization, merger or consolidation or sale or transfer of all or substantially all of MHE’s assets) and the Executive’s heirs and the personal representatives of the Executive’s estate.

10. Restrictive Covenants. In consideration for receiving this Award, the Executive agrees to be bound by the restrictive covenants and related provisions set forth in Sections 5, 6, 7, 8, 9, 10 and 12 of the Employment Agreement and such provisions are incorporated by reference herein and made a part hereof. The Executive agrees that in the event of a material breach of any of the foregoing provisions (which, for the avoidance of doubt, would not include any isolated, insubstantial or inadvertent breach that is not in bad faith), which results in or which would reasonably be expected to result in material damage to the property, business or reputation of the Company or the Company Group, which includes, prior to a Transaction , the Parent or the Parent Group), all further obligations of MHE to make payments hereunder shall cease; provided, that the Company has provided the Executive with a written notice referencing this Section 10 of this Agreement and specifying in reasonable detail the conduct constituting such breach within 60 days of the Company’s first knowledge of its occurrence and such breach is not cured, to the extent it is capable of being cured, or offending conduct corrected, within 30 days after the date such notice is received by the Executive.

11. Miscellaneous. The terms of this Award document (a) shall be governed by the laws of the State of New York (applicable to contracts executed and performed in such State), and any applicable laws of the United States and (b) may not be amended without the written consent of both MHE and the Executive. For so long as MHE remains a wholly-owned subsidiary of The McGraw-Hill Companies, consent on behalf of MHE may only be given through a writing signed, dated and authorized by the Chief Executive Officer of The McGraw-Hill Companies that directly refers to this Agreement. No other modifications to the terms of this Award document are valid under any circumstances. No contract or right of employment shall be implied by this Award document. If this Award is assumed or a new award is substituted therefore in any corporate reorganization (including, but not limited to, any transaction of the type referred to in Section 424(a) of the Code), employment by such assuming or substituting corporation or by a parent corporation or subsidiary thereof shall be considered for all purposes of this Award to be employment by MHE. Nothing in this Agreement shall entitle the Executive to receive, or obligate MHE to pay, the Fair Market Value of a Unit more than once or require the payment of any amount for a Unit that has been previously forfeited in accordance with the terms of this Agreement.

12. Section 409A. The provisions of Section 17 of the Employment Agreement apply to payments under this Agreement and are incorporated herein by reference.

13. Definition of “Fair Market Value”. For purposes of this Agreement, “Fair Market Value” shall mean Fair Market Value as defined in The McGraw-Hill Companies, Inc. 2002 Stock Incentive Plan, as in effect as of the date hereof, provided, however, after the occurrence of a Spin-off or IPO of the common stock of MHE, the term “Stock”, as used in such definition, shall refer to the common stock of MHE which is then traded on the Applicable National Securities Exchange, and the term “New York Stock Exchange,” as used in such definition, shall refer to the Applicable National Securities Exchange. With respect to shares of common stock underlying Units, the term “Applicable National Securities Exchange” shall mean the New York Stock Exchange, or, if such equity securities are not traded on the New York Stock Exchange, such other national securities exchange on which such equity securities are then traded.

14. Capitalized Terms. All capitalized terms not otherwise defined or described herein shall have the meanings set forth in the Employment Agreement. For the avoidance of doubt, the following capitalized words are defined in the Employment Agreement: “Cause,” “Disability,” “IPO,” “Effective Date,” “Good Reason,” “Parent,” “Private Sale,” “Spin-off”, “Term” and “Transaction.”

EXECUTIVE	McGRAW-HILL EDUCATION, INC.

Lloyd G. Waterhouse	Harold McGraw III
Chairman

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